Exhibit 99.1

PRESS RELEASE

Ness Technologies Acquires Innova Solutions

Ness further strengthens its Indian offshore capabilities

Hackensack, NJ – February 6, 2006 – Ness Technologies, Inc. (NASDAQ: NSTC), a global provider of information technology (IT) services and solutions, today announced that it has signed a definitive agreement to acquire Innova Solutions (OLAS Software Solutions, Inc.), a privately held provider of IT services and solutions based in the United States and India. The purchase price in the all cash transaction is $25.0 million, of which $10.0 million will be paid over the next two years based on the achievement of certain performance goals. The acquisition is expected to close prior to March 31, 2006 and is subject to customary closing conditions. For the full year 2005, Innova generated revenues of over $30 million and was profitable. The acquisition is expected to be accretive to 2006 earnings per share. Innova has over 700 employees, mainly in India.

Innova is an IT services provider and system integrator offering a portfolio of offshore and on-site IT services and solutions, with a focus on financial services, which is also a core strength and strategic growth area for Ness. Innova is headquartered in Santa Clara, California, with the great majority of its personnel in Hyderabad, India. Services provided by Innova include software solutions for financial data services and business operations such as wealth management and transfer agency systems, investment management systems, and trade operations solutions; product engineering; package implementation; custom solutions; and financial research services. Innova’s clients include Franklin Templeton, Standard & Poor’s, Finaplex Inc., ING Investment Management, Sanofi-Aventis, Kaiser Permanente, Intuit, PayPal, and others.

The acquisition is expected to provide synergies with Ness' current operations in the United States and India, adding directly to Ness’ financial services practice as well as expanding the capacity of and further strengthening Ness’ other core verticals, such as independent software vendors (ISVs) and life sciences. Following the acquisition, the Hyderabad delivery center will become Ness’ third major delivery center in India, complementing Ness’ existing delivery centers in Bangalore and Mumbai. Upon completion of the acquisition, Innova will change its name to Ness Financial and Business Innovation Services. Innova’s President and Chief Operating Officer, Rajkumar Velagapudi, will continue in his current role, and Innova’s current management team will continue to manage the existing operations. Mr. Velagapudi will report to Raviv Zoller, President and Chief Executive Officer of Ness Technologies.

"Innova brings a wealth of expertise and experience in financial services, as well as an excellent delivery organization, and will complement Ness' IT services and solutions in our core verticals, while expanding our Indian offshore delivery capacity,” said Mr. Zoller. “The financial services industry represents one of the biggest global opportunities for Ness and the acquisition of Innova will further position us to meet the demands of this market. We have been following Innova for the past year and we are very impressed with the capabilities of its management team.”

"We are very proud to become a part of Ness Technologies, a global IT services leader,” said Mr. Velagapudi. “The leadership of Ness is well known for effectively leveraging the distinctive strengths of its operating units. Ness and Innova share a commitment to growth, an orientation toward long-term relationships, and a bias for action and innovation that creates superior service capabilities. Ness has a management culture, client relationships and operating resources that complement and reinforce the business and technology services offered by Innova. We look forward to contributing significant value to Ness.”

About Ness Technologies

Ness Technologies (NASDAQ: NSTC) is a global provider of end-to-end IT services and solutions designed to help clients improve competitiveness and efficiency. Specializing in outsourcing and offshore, systems integration and application development, software and consulting, and quality assurance and training, Ness serves a blue-chip client base of over 500 public- and private-sector customers. With over 5,900 employees, Ness maintains operations in 16 countries across North America, Europe and Asia, and more than 100 alliances and partnerships around the world. For more information about Ness Technologies, visit www.ness.com.

About Innova Solutions

Headquartered in Santa Clara, California, Innova Solutions is an IT services provider and system integrator offering a portfolio of offshore and on-site IT services and solutions to the financial services, life sciences and healthcare, high technology and independent software vendor, and telecommunications industries. Services provided by Innova include software solutions for financial data services and business operations such as wealth management and transfer agency systems, investment management systems, and trade operations solutions; product engineering; package implementation; custom solutions; and financial research services. Its clients include Franklin Templeton, Standard & Poor’s, Finaplex Inc., FiServ Trust Company, ING Investment Management, M&T Bank, Sanofi-Aventis, Kaiser Permanente, Cisco, Intuit, PayPal, Cingular Wireless and others. For more information about Innova Solutions, visit www.innova-usa.com.

Forward Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often are preceded by words such as “believes,” “expects,” “may,” “anticipates,” “plans,” “intends,” “assumes,” “will” or similar expressions. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. Ness’ actual results could differ materially from those anticipated in these forward looking statements as a result of various factors. Some of the factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the “Risk Factors” described in Ness’ Annual Report of Form 10-K filed with the Securities and Exchange Commission on March 31, 2005.

Media contact:

David Kanaan

USA: 1-888-244-4919

Intl: + 972-3-540-8188

Email: media.int@ness.com

Investor contact:

Drew Wright

USA: 1-888-267-8160

Email: investor@ness.com